Issuer Free Writing Prospectus, dated May 18, 2015

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated May 18, 2015

Registration Statement No. 333- 200213

Scripps Networks Interactive, Inc.

Pricing Term Sheet

$600,000,000 2.800% Senior Notes due 2020

$400,000,000 3.500% Senior Notes due 2022

$500,000,000 3.950% Senior Notes due 2025

Issuer:	Scripps Networks Interactive, Inc.

Ratings (Moody’s/S&P/Fitch)*:	Baa1 / BBB / BBB+

Trade Date:	May 18, 2015

Settlement Date:	June 2, 2015 (T+10). Since trades in the secondary market generally settle in three business days, purchasers who wish to trade notes on the date hereof or the next six succeeding business days will be required, by virtue of the fact that the notes initially settle in T+10, to specify alternative settlement arrangements to prevent a failed settlement.

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2015

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Mitsubishi UFJ Securities (USA), Inc. Wells Fargo Securities, LLC

Co-Managers:	KeyBanc Capital Markets Inc. U.S. Bancorp Investments, Inc. HSBC Securities (USA) Inc. Fifth Third Securities, Inc. FTN Financial Securities Corp. SunTrust Robinson Humphrey, Inc.

Security:	2.800% Senior Notes due 2020

Principal Amount:	$600,000,000

Maturity:	June 15, 2020

Coupon (Interest Rate):	2.800%

Price to Public:	99.659% of principal amount

Benchmark Treasury:	1.375% due April 30, 2020

Benchmark Treasury Price / Yield:	99-09+ / 1.523%

Spread to Benchmark Treasury:	+135 basis points

Yield to maturity:	2.873%

Optional Redemption:	At any time prior to May 15, 2020 (one month prior to maturity) at a discount rate of Treasury plus 20 basis points; par call at any time on or after May 15, 2020

Special Mandatory Redemption:	If the Issuer does not consummate the N-Vision Acquisition (as defined in the Preliminary Prospectus Supplement) on or prior to December 31, 2015, or the Acquisition Agreement (as defined in the Preliminary Prospectus Supplement) is terminated any time prior to such date, Issuer will be required to redeem the outstanding notes at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the date of such special mandatory redemption.

CUSIP / ISIN:	811065 AE1 / US811065AE14

Security:	3.500% Senior Notes due 2022

Principal Amount:	$400,000,000

Maturity:	June 15, 2022

Coupon (Interest Rate):	3.500%

Price to Public:	99.690% of principal amount

Benchmark Treasury:	1.750% due April 30, 2022

Benchmark Treasury Price / Yield:	98-22+ / 1.950%

Spread to Benchmark Treasury:	+160 basis points

Yield to maturity:	3.550%

Optional Redemption:	At any time prior to April 15, 2022 (two months prior to maturity) at a discount rate of Treasury plus 25 basis points; par call at any time on or after April 15, 2022

Special Mandatory Redemption:	If the Issuer does not consummate the N-Vision Acquisition (as defined in the Preliminary Prospectus Supplement) on or prior to December 31, 2015, or the Acquisition Agreement (as defined in the Preliminary Prospectus Supplement) is terminated any time prior to such date, Issuer will be required to redeem the outstanding notes at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the date of such special mandatory redemption.

CUSIP / ISIN:	811065 AF8 / US811065AF88

Security:	3.950% Senior Notes due 2025

Principal Amount:	$500,000,000

Maturity:	June 15, 2025

Coupon (Interest Rate):	3.950%

Price to Public:	99.810% of principal amount

Benchmark Treasury:	2.125% due May 15, 2025

Benchmark Treasury Price / Yield:	99-04 / 2.223%

Spread to Benchmark Treasury:	+175 basis points

Yield to maturity:	3.973%

Optional Redemption:	At any time prior to March 15, 2025 (three months prior to maturity) at a discount rate of Treasury plus 30 basis points; par call at any time on or after March 15, 2025

Special Mandatory Redemption:	If the Issuer does not consummate the N-Vision Acquisition (as defined in the Preliminary Prospectus Supplement) on or prior to December 31, 2015, or the Acquisition Agreement (as defined in the Preliminary Prospectus Supplement) is terminated any time prior to such date, Issuer will be required to redeem the outstanding notes at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the date of such special mandatory redemption.

CUSIP / ISIN:	811065 AG6 / US811065AG61

*	An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Mitsubishi UFJ Securities (USA), Inc. toll-free at 1-877-649-6848 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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